SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   January 28, 2008

POWER MEDICAL INTERVENTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33770	23-3011410
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2021 Cabot Boulevard, Langhorne, Pennsylvania 19047

 (Address of principal executive offices) (Zip Code)

2021 Cabot Boulevard, Langhorne, Pennsylvania 19047

 (Mailing Address)

(267) 775-8100

 (Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

                    On January 28, 2008, we and the holders (the “Holders”) of our outstanding 7% Senior Secured Convertible Promissory Notes (the “Notes”) entered into an Amendment to Notes and Registration Rights Agreement (the “Amendment”).  The Amendment amends the Notes and that certain Registration Rights Agreement between us and the Holders, dated March 30, 2007, to extend until March 30, 2008 the  deadline for us to file a registration statement with the SEC to register the resale of shares of our  common stock that are issuable upon conversion of the Notes ( “Underlying Shares”), provided that certain conditions (the “Filing Extension Conditions”) are met.  The Filing Extension Conditions include specified actions that we must take to enable the Holders to resell their Underlying Shares on or after February 15, 2008  pursuant to Rule 144 of the Securities Act of 1933, as that Rule has been amended by the United States Securities and Exchange Commission, effective February 15, 2008.

                    In addition, if we have complied with the Filing Extension Conditions at all times prior to March 30, 2008, as of that date we will be relieved of any obligation  to file a resale registration statement on behalf of the Holders.

                    We expect that, beginning on February 15, 2008, Rule 144, as amended, will be available for the resale of Underlying Shares held by any Holder that is not, and has not been an affiliate of our company for the preceding three months.  The outstanding Notes held by non-affiliates currently convert into approximately 2.5 million shares of our common stock.

                    The Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 9.01                     Financial Statements and Exhibits

(d) Exhibits

Incorporated by Reference
Exhibit No.	Description	Filed with this Form 8-K	Form	Filing Date	Exhibit No.
10.1

Amendment to Notes and Registration Rights Agreement, dated January 28, 2008, by and among Power Medical Interventions, Inc. and the Holders of 7% Senior Secured Convertible Notes due 2010 (without exhibits).

X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

POWER MEDICAL INTERVENTIONS, INC.

By:	/s/ John P. Gandolfo
John P. Gandolfo
Chief Financial Officer

Date:  February 1, 2008